SEPARATION AND MUTUAL RELEASE

It is acknowledged that as a result of a corporate restructuring of the Solutions Business Group at Storage Technology Corporation ("StorageTek" or the "Company") and in light of your election not to be a member of the executive management team of NewCo, as described in paragraph 5 below, and as communicated by you to StorageTek on March 7, 2000, that you, Jean Reiczyk ("Reiczyk" or "you" or "'your", as the case may be) will be involuntarily terminated from StorageTek effective March ___, 2000 ("Termination Date"). This Separation and Mutual Release ("Release") will confirm the agreement concerning the termination of your employment with the Company as Corporate Vice President, Solutions Business Group. In that regard, this Release will confirm the terms of your severance under your Executive Employment Agreement with the Company which was entered into on October 13, 1999 (the "Employment Agreement"). To the degree that the terms of this Release do not conflict with the terms and conditions of the Employment Agreement, the terms of the Employment Agreement shall remain in full force and effect.

1. Contingent upon your signing this Release and the expiration of the seven day revocation period described below, the Company will pay to you, within 30 days of the Termination Date, a separation payment equal to the amounts set forth in Section 5(a) of the Employment Agreement, including one year?s base salary ($315,000.00), and one year?s target MBO bonus for 2000 equal to forty-five percent (45%) of your base salary ($141,750.00). And, per the terms in Section 5(c) of the Employment Agreement, your stock options will vest upon the Termination Date and the Company?s right of repurchase on restricted stock will be void. Pursuant to the terms of StorageTek's Stock Option Plan, you will have 90 days from the Termination Date to exercise these options.

2. In exchange for payments to you of $456,750.00, less applicable withholding taxes, pursuant to Section 5(a) of the Employment Agreement, by the Company and other good and valuable consideration, Reiczyk hereby irrevocably and unconditionally releases and discharges the Company, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns (separately and collectively, "releasees") jointly and individually, from any and all claims, known or unknown, which he, his heirs, successors or assigns have or may have against releasees and any and all liability which releasees may have to him whether denominated claims, demands, causes of action, obligations, damages, or liabilities arising from any and all bases, however denominated, including but not limited to, any claims of discrimination under the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act, the Rehabilitation Act, the Family Medical Leave Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991 or any federal or state civil rights act, claims for wrongful discharge, breach of contract, or for damages under any other federal, state or local law, rule or regulation, or common law under any theory; provided, however, that this release does not affect (1) any claims for benefits which have vested or shall vest on or before the effective date of this Settlement and Release ("Release") under any of the Company's benefit plans; (2) any claims for indemnification for acts of Reiczyk which have occurred or may occur as an officer or employee of the Company; or (3) any claims which may arise after the execution of this Release. This release specifically excepts any claim
   Reiczyk may wish to make for unemployment compensation, and the Company agrees not to contest any claim made by Reiczyk for unemployment compensation. This release is for any relief, no matter how denominated, including, but not limited to, back pay, front pay, compensatory damages, punitive damages, or damages for pain and suffering. Reiczyk further agrees that he will not file or permit to be filed on his behalf any such claim, will not permit himself to be a member of any class seeking relief against the releasees and will not counsel or assist in the prosecution of claims against the releasees, whether those claims are on behalf of himself or others, unless he is under a court order to do so.

3. The Company hereby irrevocably and unconditionally releases and discharges you and your heirs, successors, and assigns (separately and collectively, "Your Releasees"), jointly and individually, from any and all claims, known or unknown, which it, its past and present subsidiaries, divisions, officers, directors, agents, employees, successors, and assigns have or may have against Your Releasees and any and all liability which Your Releasees may have to them, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, provided, however, that this release does not affect any claims which are based on your material dishonesty in the performance of duties as an employee of the Company, nor any claims which may arise after the execution of this Agreement. The Company further agrees that it will not file or permit to be filed on its behalf any claim against you which is released hereby.

4. Reiczyk agrees that by signing this Release, he is giving up the right to sue for age discrimination, and that under this Release Reiczyk shall receive consideration to which he is not otherwise entitled, and would not receive but for his release of rights under the ADEA. Reiczyk has up to twenty-one
   (21) days after delivery of this Release to consider whether to sign this Release. Reiczyk agrees that, after he has signed and delivered this Release to the Company, this Release will not be effective or enforceable until the end of a seven (7) day revocation period beginning the day after the Reiczyk signs this Release, and that Reiczyk will not receive the severance payment due under the Employment Agreement until this seven-day period has expired. During this seven-day period, Reiczyk may revoke this Release, without reason and in his sole judgment, but he may do so only by delivering a written statement of revocation to the Company to the attention of General Counsel. If the Company does not receive a written statement of revocation from Reiczyk by the end of the revocation period, then this Release will become legally enforceable and Reiczyk may not thereafter revoke this Release.

5. Per the terms of Section 8 of your Employment Agreement, you confirm that for a period of one year from the Termination Date that you will not, either directly or indirectly, engage in any activity in competition with any product or service of the Company (said competitive activities to be determined and identified at the reasonable discretion of the Company), or harmful or contrary to the best interest of the Company, including accepting employment with or serving as a consultant to any entity that is in competition with the Company. In particular, you agree that competitor companies include, Storage Networks. Inc. (SNI), EMC Corp., Hewlett-Packard (H-P), Sun Microsystems and IBM. You further agree that during this one year non-compete period you will not accept a position as an employee with, consultant to, director of, or greater than 5% investor in any entity, anywhere in the world, that provides data storage services in either vertical application markets (such as in banking, medical imaging, geophysical research, video broadcasting, etc.) or in public or private storage utility markets (where "storage utility" refers to the offering of a combination of storage hardware and software in concert with storage management services as a service to end user customers, directly or via resale). Notwithstanding the foregoing, it is understood that you may enter into a consulting or employment arrangement with "NewCo" (as that entity is presently known) following the spin-off of the StorageTek Managed Storage Services entity where such arrangement would be of a limited scope and for a limited period of time, provided that StorageTek first receives a copy of the contract embodying such arrangement and approves the terms of such contract prior to commencing such employment or consulting in light of potential competitive impacts on StorageTek, such approval not to be unreasonably withheld or delayed. Furthermore, the provisions of Paragraph 8 (c) of the Employment Agreement shall not apply to efforts made by you on behalf of or in connection with NewCo.

6. Reiczyk agrees that this Release shall be governed by federal law and the internal laws of the State of Colorado, irrespective of the choice of law rules of any state.


ACKNOWLEDGMENT:

By your signature below you acknowledge that you have read this document fully, that you understand and agree to its contents, that you understand that this is a legally binding document, and that you have been advised to consult a lawyer of your choosing before signing this Release, and have had the opportunity to do so.


UNDERSTOOD AND AGREED:

--------------------------
JEAN REICZYK

--------------------------
Date

---------------------------
STORAGE TECHNLOLGY CORPORATION

DAVID E. WEISS
CHAIRMAN, PRESIDENT & CEO





This Release presented to Jean Reiczyk on __________________________.